EXHIBIT 99.1

CHARLIE HUGHES, PAST PRESIDENT AND CEO OF MAZDA NORTH AMERICA JOINS LITHIA MOTORS
BOARD OF DIRECTORS

MEDFORD, OR. August 12, 2008 (For Immediate Release) – Lithia Motors, Inc. (NYSE: LAD) today announced the appointment of Charles R. Hughes to its Board of Directors. Mr. Hughes joins the Company as the former President and CEO of Mazda North America Operations from 2000 – 2003. Prior to that, Mr. Hughes served as Founder, President and CEO of Land Rover North America, BMW Group from 1986 until 1999 where he helped build the Range Rover of North America organization into a billion dollar sales operation. He has worked at various levels for Volkswagen of North America from 1979 – 1986, and has prior experience with the auto industry dating back to 1969. Mr. Hughes recently joined the Board of Advisors of Mooney Aircraft Company, Inc, and Nerium Biotechnology, Inc. He earned his M.B.A. in Marketing from Simon School of Business, University of Rochester in New York, and a Bachelor of Arts in History from Lafayette College in Pennsylvania. In 2006, Mr. Hughes coauthored the book, Branding Iron: Branding Lessons from the Meltdown of the U.S. Auto Industry, to much critical acclaim. He is the founder of Brand Rules, LLC, a consulting consortium that guides companies to shape and sustain successful brands.

Lithia’s Chairman and CEO, Sid DeBoer commented, “Mr. Hughes is a creative, motivating force in the world of the automobile industry. He will bring terrific vision and candor to our company. We are all eager to work with Mr. Hughes in the years to come.”

About Lithia

Lithia Motors, Inc. is a Fortune 700 Company, selling 28 brands of new and all brands of used vehicles at 107 stores, which are located in 46 markets within 15 states. Internet sales are centralized at www.Lithia.com, or through www.L2Auto.com. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 105,108 new and used vehicles and had $3.22 billion in total revenue in 2007.

Additional Information

For additional information on Lithia Motors, contact the Investor Relations Department: (541) 618-5770 or log-on to: www.lithia.com – go to Investor Relations